Exhibit 99.1

Contact: David Lilly / Joseph Kuo Kekst and Company (212) 521-4800	Roy Swan Carver Bancorp, Inc. (212) 360-8820

CARVER BANCORP, INC. ANNOUNCES FISCAL YEAR 2007 RESULTS

Fourth Quarter Diluted EPS up 22% over Prior Year Period
Reports EPS of $0.50 and $1.01 for the Fourth Quarter and Fiscal Year
Dividend of $0.09 Declared

New York, New York, May 31, 2007- Carver Bancorp, Inc. (the “Company” or “Carver”) (AMEX: CNY), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for its fourth quarter and fiscal year ended March 31, 2007 (“fiscal 2007”).The Company reported net income of $1.3 million and diluted earnings per share of $0.50 for the fourth quarter of fiscal 2007 compared to net income of $1.0 million and diluted earnings per share of $0.41, for the same period last year. For fiscal 2007, net income was $2.6 million and diluted earnings per share was $1.01 compared to $3.8 million and $1.47, respectively, for the prior fiscal year. The fiscal 2007 results include the previously reported second quarter 2007 one-time merger related charges in connection with completion of the Bank’s acquisition of Community Capital Bank (“CCB”) in the amount of $1.3 million (approximately $779,000 after taxes) and one-time charges related to its balance sheet repositioning in the amount of $1.3 million (approximately $835,000 after taxes). Excluding the one-time charges, on a non-GAAP basis the Company’s adjusted net income for fiscal 2007 would have been approximately $4.2 million, or $1.63 per diluted share for the fiscal year.

Deborah C. Wright, Chairman and CEO of Carver, noted:  “Fiscal 2007 was marked by significant accomplishments at Carver including the successful acquisition of CCB and the receipt of a $59 million New Markets Tax Credit (“NMTC”) award. Because of the hard work of many dedicated employees, we completed the systems integration of CCB on schedule during the fourth quarter. In addition, we are very excited about our retail and lending operations which were recently bolstered by opportunistic recruitment of additional seasoned professionals seeking a growth platform in urban markets. These additions should accelerate our ability to capitalize on our new commercial banking platform and our recently announced alliance with Merrill Lynch. Our focus on active asset-liability management, including the balance sheet repositioning implemented during the second quarter, contributed to an increase in Carver’s net interest margin of 33 basis points to 3.56% for the fourth quarter of fiscal 2007, compared to 3.23% for the same period last year.

Ms. Wright concluded: “Recognizing the solid momentum we have achieved this year as well as our future prospects, the Company’s Board of Directors on May 30, 2007, declared a quarterly dividend of $0.09 per share for the fourth quarter, payable on June 27, 2007, to shareholders of record at the close of business on June 13, 2007.”

Income Statement Highlights

Fourth Quarter Fiscal 2007 Results
Net income for the quarter increased $245,000, or 23.5%, to $1.3 million compared to $1.0 million for the same period last year. The rise in quarterly results was primarily due to an increase in net interest income before provision for loan losses of $1.2 million and a reduction of tax expense of $1.1 million due to a tax benefit of $493,000, compared to a tax provision of $595,000 for the same period last year. This favorable change was partially offset by an increase in non-interest expense of $1.4 million, a decrease in non-interest income of $493,000 and a $156,000 provision for loan losses.Net interest income before provision for loan losses for the quarter increased $1.2 million, or 25.5%, to $6.1 million compared to $4.9 million for the same period last year. This result is primarily due to the Bank’s strategy to reduce lower yielding securities and replace them with higher yielding loans, and additional income from the CCB loan and investment portfolios acquired at the end of the second quarter. Interest income increased $2.8 million, or 32.2%, partially offset by an increase in interest expense of $1.5 million, or 40.8%, compared to the same period last year. This was due to increases in yields of 65 basis points and average balances in the loan portfolio of $132.8 million. Of the 65 basis point increase, the effect of purchase accounting associated with the acquisition of CCB contributed 12 basis points. Interest expense increased as a result of an increase in average balances in deposits of $117.0 million, primarily acquired from CCB.

The Company provided $156,000 in loan loss provisions during the fourth quarter of fiscal 2007, based on the Company’s assessment of its loan portfolio. In the fourth quarter of fiscal 2006, the Company did not make a provision for loan losses.

Non-interest income decreased $493,000, or 27.6%, to $1.3 million compared to $1.8 million for the same period last year. Non-interest income declined primarily as a result of a decrease of $343,000 in loan fees and service charges and a decrease of $198,000 in the gain on sale of loans. The decline in loan fees and service charges resulted primarily from lower prepayment penalties collected this quarter as compared to the same period a year ago, due in part to the slower refinancing market as the yield curve remained flat to slightly inverted. The decrease in the gain on sale of loans resulted from a gain on the bulk sale of $10.7 million of residential one-to-four family mortgage loans during the fourth quarter of fiscal 2006.

Non-interest expense increased $1.4 million or 28.6%, to $6.5 million compared to $5.0 million for the same period last year. Employee compensation and benefits and other non-interest expense accounted for $590,000 and $621,000 of the increase, respectively. The increase in employee compensation and benefits expense resulted primarily from the larger employee base following the acquisition of CCB. Other non-interest expenses increased primarily due to costs associated with the acquisition of CCB and higher professional fees.

The Company recorded income before taxes of $793,000 compared to $1.6 million for the same period last year. The resultant income tax expense was $244,000 compared to $595,000 for the same period last year. However, during the quarter the Bank recorded $737,000 in tax credits under the terms of the NMTC award. The net effect of this tax adjustment resulted in a net tax benefit of $493,000 for the fourth quarter of fiscal 2007.

Fiscal 2007 Results
For fiscal 2007, the Company recorded net income of $2.6 million compared to $3.8 million for the prior fiscal year. The $1.2 million decrease is primarily due to an increase of $4.2 million in non-interest expense and a decrease of $2.5 million in non-interest income, partially offset by an increase of $3.3 million in net interest income after provision for loan losses, and a decrease of $2.2 million in the Company’s income tax provision compared to the prior fiscal year.

Net interest income after provision for loan losses increased by $3.3 million, or 17.7%, to $22.2 million, compared to $18.9 million for the prior fiscal year. Interest income increased $9.4 million, or 28.9%, to $41.7 million compared to $32.4 million for the prior fiscal year primarily as a result of increased real estate mortgage loan balances, higher yields and the addition of the CCB investment and loan portfolios. The rise in interest income was partially offset by additional interest expense of $5.7 million, or 42.5%, to $19.2 million compared to $13.5 million for the prior fiscal year, primarily due to increased costs of deposits including the addition of CCB deposits. The Company also provided $276,000 in provisions for loan losses compared to the prior fiscal year in which the Company did not make a provision for loan losses.

Non-interest income decreased $2.5 million, or 46.3%, to $2.9 million, compared to $5.3 million for the prior fiscal year. Loan fees and service charges declined $1.0 million, or 44.5%, to $1.2 million, primarily as a result of decreased mortgage prepayment penalties associated with the decline in mortgage refinancing activity. As previously reported in its earnings release for fourth quarter 2006 and fiscal 2006, the Bank’s non-interest income in fiscal 2006 was higher than anticipated due to increased prepayment penalty income resulting from greater than anticipated mortgage refinance activity, increased late charge fee income resulting from a large delinquent loan refinancing and increased gain on sale of mortgage loans related to a bulk sale of $10.7 million of residential one-to-four family mortgage loans, none of which was expected to continue in fiscal year 2007. In addition, the Bank recognized one-time charges of $1.3 million in the second quarter of this fiscal year as part of the Bank’s balance sheet repositioning, resulting in a $702,000 write-down taken on held-for-sale loans and a $624,000 loss on the sale of certain investment securities.

Non-interest expense increased $4.2 million, or 22.0%, to $23.3 million compared to $19.1 million for the prior fiscal year. The increase in non-interest expense was primarily due to the inclusion of CCB operations and costs associated with the acquisition of CCB, including an increase in employee compensation and benefits of $1.0 million and $1.3 million in one-time merger-related restructuring charges. Other expenses increased primarily due to costs associated with the acquisition of CCB and higher professional fees.

For fiscal 2007, the Company recorded income before taxes of $1.8 million compared to $5.1 million for the prior fiscal year. The resultant income tax expense was $652,000 compared to $1.3 million for the prior fiscal year. However, during the year the Bank recorded $1.5 million in tax credits under the terms of the NMTC award. The net effect of this tax adjustment resulted in a net tax benefit of $823,000 for fiscal year 2007.

Financial Condition Highlights

At March 31, 2007, total assets increased by $74.6 million, or 11.3%, to $735.6 million compared to $661.0 million at March 31, 2006. The asset growth primarily reflects $165.4 million in total assets acquired from CCB, partially offset by sales of certain investment securities and loans. The Bank’s total loan portfolio increased by $111.7 million primarily as a result of the $98.8 million portfolio acquired from CCB and $170.6 million in loan originations and purchases, offset by loan repayments and loan sales of $153.2 million, a write-down of held-for-sale loans of $702,000 and a net change in mortgage loan premiums and discounts resulting in a $3.8 million decrease to the loan portfolio. The increase in total assets was partially offset by a decrease of $41.2 million in total securities, primarily as a result of a $47.1 million sale of certain investment securities as part of the Bank’s balance sheet repositioning.

At March 31, 2007, total liabilities increased by $71.6 million, or 11.7%, to $683.9 million from $612.3 million at March 31, 2006. The increase in liabilities results primarily from the acquisition of $159.3 million in liabilities from CCB partially offset by a $33.1 million net repayment of borrowings. The Bank’s deposits increased $106.5 million primarily as a result of the acquisition of $144.1 million in deposits from CCB. Excluding deposits acquired from CCB, the Bank’s deposits declined by $37.6 million as a result of reduced certificates of deposit, interest-bearing checking, savings and money market balances. The reduction in certificates of deposit primarily results from the Bank’s decision not to renew approximately $27.0 million in relatively high cost maturing deposits. Borrowings declined $33.1 million as the Bank had net repayments of $34.7 million in relatively higher cost borrowings, partially offset by an increase of $12.5 million in borrowings acquired with CCB of which $11.0 million matured and were repaid.

At March 31, 2007, total stockholders’ equity increased $2.9 million, or 6.0%, to $51.6 million compared to $48.7 million at March 31, 2006. The increase in total stockholders’ equity was primarily attributable to fiscal year 2007 net income of $2.6 million. Also contributing to the increase in total stockholders’ equity was the increase of $1.1 million in accumulated other comprehensive income related to mark-to-market of the Bank’s available-for-sale securities and employee pension accounting of $765,000 and $360,000, respectively. The increase on the available-for-sale securities resulted from the sale of securities as part of the balance sheet repositioning. Partially offsetting these increases was the payment of quarterly dividends totaling $879,000.

Common stock repurchases for the three and twelve months ended March 31, 2007, totaled 7,300 shares at an average cost of $16.32 per share and 19,300 shares at an average cost of $16.62 per share, respectively.

Asset Quality

At March 31, 2007, non-performing assets totaled $4.5 million, or 0.62% of total assets, compared to $2.8 million, or 0.42% of total assets, at March 31, 2006.  This increase is due to a group of loans to one borrower totaling $3.8 million, offset by a reduction in other non performing loans that were paid down. Non-performing assets consist of loans secured by real estate. Management has reviewed the value of the underlying real estate and believes it adequate to secure these loans. At March 31, 2007, the allowance for loan losses was $5.4 million compared to $4.0 million at March 31, 2006. This change reflects the additional allowance for loan losses of $1.2 million resulting from the CCB acquisition and an additional provision of $276,000 during the fiscal year. At March 31, 2007, the ratio of the allowance for loan losses to non-performing loans was 119.9% compared to 147.1% at March 31, 2006. At March 31, 2007, the ratio of the allowance for loan losses to total loans receivable was 0.89% compared to 0.81% at March 31, 2006.

Other Matters

During March 2007, the Company filed Form 10-K/A for the fiscal year ended March 31, 2006, to restate the Consolidated Statements of Cash Flows for Fiscal Years 2006, 2005 and 2004, and the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2006, contained a restated Consolidated Statements of Cash Flows for the quarter ended June 30, 2006. The Company previously reported its intent to make these restatements in its earnings release for fiscal third quarter 2007. The restatements did not affect the Company’s Consolidated Statements of Financial Condition, Consolidated Statements of Operations and Consolidated Statements of Changes in Stockholders Equity for the affected periods. Accordingly, the Company’s historical net income, earnings per share, total assets and regulatory capital remain unchanged.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)
(Unaudited)

	March 31,	March 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$14,619	$13,604
Federal funds sold	1,300	8,700
Interest earning deposits	1,431	600
Total cash and cash equivalents	17,350	22,904
Securities:
Available-for-sale, at fair value (including pledged as collateral
of $34,649 and $79,211 at March 31, 2007 and 2006, respectively)	47,980	81,882
Held-to-maturity, at amortized cost (including pledged as collateral of $18,581 and $26,039 at March 31, 2007 and 2006, respectively;
fair value of $18,672 and $25,880 at March 31,2007 and 2006, respectively)	19,137	26,404
Total securities	67,117	108,286

Loans held-for-sale	23,226	--

Loans receivable:
Real estate mortgage loans	533,667	495,994
Consumer and commercial business loans	52,293	1,453
Allowance for loan losses	(5,409)	(4,015)
Total loans receivable, net	580,551	493,432

Office properties and equipment, net	14,626	13,194
Federal Home Loan Bank of New York stock, at cost	3,239	4,627
Bank owned life insurance	8,795	8,479
Accrued interest receivable	4,335	2,970
Goodwill	5,716	--
Core deposit intangibles, net	684	--
Other assets	9,926	7,101
Total assets	$735,565	$660,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$611,138	$504,638
Advances from the FHLB-NY and other borrowed money	60,690	93,792
Other liabilities	12,110	13,866
Total liabilities	683,938	612,296
Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares;
authorized; 2,524,691 shares issued; 2,507,985 and 2,506,822
outstanding at March 31, 2007 and 2006, respectively)	25	25
Additional paid-in capital	23,996	23,935
Retained earnings	27,436	25,736
Unamortized awards of common stock under ESOP and MRP	(4)	(22)
Treasury stock, at cost (16,706 and 17,869 shares at
March 31, 2007 and 2006, respectively)	(277)	(303)
Accumulated other comprehensive income (loss)	451	(674)
Total stockholders' equity	51,627	48,697
Total liabilities and stockholders' equity	$735,565	$660,993

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2007	2006	2007	2006

Interest Income:
Loans	$10,385	$7,360	$37,277	$26,563
Mortgage-backed securities	547	1,055	2,877	4,439
Investment securities	500	186	1,325	971
Federal funds sold	38	75	261	412
Total interest income	11,470	8,676	41,740	32,385

Interest expense:
Deposits	4,568	2,678	15,227	8,921
Advances and other borrowed money	769	1,113	4,007	4,572
Total interest expense	5,337	3,791	19,234	13,493

Net interest income before provision for loan losses	6,133	4,885	22,506	18,892

Provision for loan losses	156	--	276	--
Net interest income after provision for loan losses	5,977	4,885	22,230	18,892

Non-interest income:
Depository fees and charges	585	577	2,476	2,458
Loan fees and service charges	542	885	1,238	2,231
Write-down of loans held for sale	--	--	(702)	--
Loss on sale of securities	--	--	(624)	--
Gain on sale of loans	51	249	192	351
Loss on sale of real estate owned	--	--	(108)	--
Other	117	77	397	301
Total non-interest income	1,295	1,788	2,869	5,341

Non-interest expense:
Employee compensation and benefits	3,043	2,453	10,470	9,512
Net occupancy expense	759	614	2,667	2,284
Equipment, net	550	464	2,071	1,939
Merger related expenses	--	--	1,258	--
Other	2,127	1,506	6,873	5,399
Total non-interest expense	6,479	5,037	23,339	19,134

Income before income taxes	793	1,636	1,760	5,099
Income tax (benefit) provision	(493)	595	(823)	1,329
Net income	$1,286	$1,041	$2,583	$3,770

Earnings per common share:
Basic	$0.51	$0.42	$1.03	$1.50
Diluted	$0.50	$0.41	$1.01	$1.47

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Loans(1)
Mortgage Loans	$422,270	$6,446	6.11%	$393,780	$5,576	5.66%
Construction	133,470	2,726	8.28%	82,126	1,759	8.69%
Subtotal Mortgage loans	555,740	9,172	6.63%	475,906	7,335	6.19%
Consumer	847	24	11.49%	1,013	18	7.30%
Small Business	53,530	1,189	9.01%	427	6	5.86%
Total Loans	610,117	10,385	6.84%	477,346	7,360	6.19%

Available for sale & investment securities:
Available for sale
MBS securities	22,413	276	4.93%	74,695	683	3.66%
Agency securities	28,527	407	5.79%	13,208	120	3.67%
Other	699	21	12.19%	--	--	--
Subtotal available for sale	51,639	704	5.50%	87,903	803	3.66%
Held-for-investment:
MBS securities	19,281	271	5.62%	26,595	372	5.60%
Other	217	--	0.00%	301	6	7.42%
Subtotal held-for-investment	19,498	271	5.56%	26,896	378	5.62%
Total available for sale & investment securities	71,137	975	5.52%	114,799	1,181	4.12%

FHLB	3,138	67	8.54%	5,477	61	4.42%
Fed funds sold	2,989	38	5.16%	6,916	75	4.40%
Other	1,581	5	1.28%	--	--	--
Total interest earning assets	$688,962	$11,470	6.69%	604,538	$8,676	5.76%
Non-interest earning assets	48,373			34,580
Total assets	$737,335			$639,118

Interest Bearing Liabilities:
Deposits:
Checking	$26,600	$29	0.44%	$24,898	19	0.30%
Savings and clubs	136,315	250	0.74%	137,233	230	0.68%
Money market accounts	49,461	349	2.86%	34,898	165	1.92%
Certificates of deposit	356,068	3,932	4.48%	254,984	2,259	3.59%
Mortgagors deposits	2,012	8	1.61%	1,494	5	1.39%
Total deposits	570,456	4,568	3.25%	453,505	2,678	2.39%

Advances & borrowed money	58,430	769	5.34%	99,355	1,113	4.54%
Total interest bearing liabilities	628,886	5,337	3.44%	552,861	3,791	2.78%

Non-interest-bearing liabilities:
Demand	48,540			31,615
Other Liabilities	11,351			5,881
Total liabilities	688,777			590,356
Stockholders' equity	48,558			48,762
Total liabilities and stockholders' equity	$737,335			$639,118
Net interest income		$6,133			$4,885

Average interest rate spread			3.25%			2.98%

Net interest margin			3.56%			3.23%

(1) Includes non-accrual loans

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	Twelve Months Ended March 31, 2007			Twelve Months Ended March 31, 2006
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Loans(1)
Mortgage Loans	$409,121	$24,495	5.99%	$397,707	$22,286	5.60%
Construction	116,967	9,823	8.40%	44,219	4,201	9.50%
Subtotal Mortgage loans	526,088	34,318	6.52%	441,926	26,487	5.99%
Consumer	925	99	10.71%	1,078	66	6.17%
Small Business	31,045	2,860	9.21%	457	10	2.11%
Total Loans	558,058	37,277	6.68%	443,461	26,563	5.99%

Available for sale & investment securities:
Available for sale
MBS securities	43,090	1,749	4.06%	85,711	2,871	3.35%
Agency securities	20,427	973	4.76%	19,688	677	3.44%
Other	1,328	52	3.91%	173	--	--
Subtotal available for sale	64,845	2,774	4.28%	105,571	3,548	3.36%
Held-for-investment:
MBS securities	21,592	1,128	5.22%	27,863	1,567	5.63%
Other	233	1	0.43%	316	1	0.25%
Subtotal held-for-investment	21,825	1,129	5.17%	28,179	1,568	5.57%
Total available for sale & investment securities	86,670	3,903	4.50%	133,750	5,116	3.83%

FHLB	4,001	284	7.10%	5,522	291	5.27%
Fed funds sold	5,145	261	5.07%	12,166	412	3.39%
Other	1,172	15	1.28%	--	3	--
Total interest earning assets	$655,046	$41,740	6.37%	$594,899	$32,385	5.44%
Non-interest earning assets	44,140			35,198
Total assets	$699,186			$630,097

Interest Bearing Liabilities:
Deposits:
Checking	$25,313	$97	0.38%	$24,397	$74	0.30%
Savings and clubs	136,785	931	0.68%	137,934	919	0.67%
Money market accounts	43,303	1,133	2.62%	36,583	601	1.64%
Certificates of deposit	312,452	13,036	4.17%	237,992	7,296	3.07%
Mortgagors deposits	2,154	30	1.39%	2,044	30	1.47%
Total deposits	520,007	15,227	2.93%	438,950	8,921	2.03%

Advances & borrowed money	78,450	4,007	5.11%	107,551	4,572	4.25%
Total interest bearing liabilities	598,457	19,234	3.21%	546,501	13,493	2.47%

Non-interest-bearing liabilities:
Demand	40,677			29,078
Other Liabilities	10,738			6,980
Total liabilities	649,872			582,560
Stockholders' equity	49,314			47,537
Total liabilities and stockholders' equity	$699,186			$630,097
Net interest income		$22,506			$18,892

Average interest rate spread			3.16%			2.97%

Net interest margin			3.44%			3.18%

(1) Includes non-accrual loans

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended				Twelve Months Ended
Selected Statistical Data:	March 31,				March 31,
	2007		2006		2007		2006
Return on average assets (1)	0.70%		0.65%		0.37%		0.60%
Return on average equity (2)	10.59		8.54		5.24		7.93
Interest rate spread (3)	3.25		2.98		3.16		2.97
Net interest margin (4)	3.56		3.23		3.44		3.18
Operating expenses to average assets (5)	3.51		3.15		3.34		3.04
Efficiency ratio (6)	87.22		75.48		91.98		78.96

Average interest-earning assets to interest-bearing liabilities	1.10	x	1.09	x	1.09	x	1.09	x

Net income per share - basic	$0.51		$0.42		$1.03		$1.50
Net income per share - diluted	$0.50		$0.41		$1.01		$1.47
Average shares outstanding - basic	2,511,978		2,504,099		2,511,226		2,506,029
Average shares outstanding - diluted	2,566,107		2,560,299		2,567,928		2,564,950
Cash dividends	$0.09		$0.08		$0.35		$0.31
Dividend payout ratio (9)	17.59%		19.26%		34.04%		20.63%

Capital Ratios:	March 31,
	2007	2006
Equity-to-assets (7)	7.02%	7.37%
Tier I leverage capital ratio (8)	7.97	9.40
Tier I risk-based capital ratio (8)	9.51	12.42
Total risk-based capital ratio (8)	10.39	13.22

Asset Quality Ratios:

Non performing assets to total assets (10)	0.62%	0.42%
Non performing assets to total loans receivable (10)	0.74	0.55
Allowance for loan losses to total loans receivable	0.89	0.81
Allowance for loan losses to non-performing loans	119.93	147.06

(1) Net income divided by average total assets, annualized.
(2) Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses divided by average total assets, annualized.
(6) Operating expenses divided by sum of net interest income plus non-interest income.
(7) Total equity divided by assets at period end.
(8) These ratios reflect consolidated bank only.
(9) Dividend paid on common stock during the period divided by net income available to common stockholders for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.